Friday, January 29, 2016

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2015; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, January 29, 2016 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and full year ended December 31, 2015.

Net income available to common shareholders was $2.1 million, or $0.78 per common share, for Salisbury’s fourth quarter ended December 31, 2015 (fourth quarter 2015), compared with $1.9 million, or $0.71 per common share, for the third quarter ended September 30, 2015 (third quarter 2015), and $196,000, or $0.10 per common share, for the fourth quarter ended December 31, 2014 (fourth quarter 2014).

As a result of Salisbury’s acquisition of Riverside Bank being completed in December 2014, the results of Riverside Bank’s stand-alone operations are not included in the presentation below of any Salisbury information prior to December 2014.

Selected fiscal year 2015 highlights

•	Total assets increased $36 million, or 4.2%, as compared with December 2014.
•	Total deposits increased $39 million, or 5.5% as compared with December 2014.
•	Book value per share of $ 33.13 increased $1.59, or 5% as compared with December 2014
•	Tangible book value per share of $ 27.69 increased $1.85, or 7% as compared with December 2014
•	Earnings per share increased from 2014 by $1.72, or 130%, to $3.04

Selected fourth quarter 2015 highlights

•	Salisbury’s earnings per common share for the three (3) and twelve (12) month periods ended December 31, 2015 increased to $0.78 and $3.04, respectively, per common share as compared with $0.10 and $1.32 per common share for the same periods in 2014.
•	Annualized return on average assets for the quarter ended December 31, 2015 amounted to 0.94% as compared with 0.87% for the prior quarter and 0.11% for the fourth quarter 2014.
•	Annualized return on average common shareholders’ equity amounted to 9.34% for the quarter ended December 31, 2015 as compared with 8.64% for the prior quarter and 1.18% for the fourth quarter 2014.
•	Successful completion of the sale of $10 million of subordinated debentures.
•	Redemption of $16 million of Senior Non-Cumulative Perpetual Preferred Stock issued in conjunction with Salisbury’s participation in the U.S. Treasury’s Small Business Lending Fund (“SBLF”) program.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “I am pleased to report that we continued to make solid progress during the fourth quarter and have had a successful year. Our acquisition of Riverside Bank just over a year ago this December, has enabled the Bank to continue to grow in a responsible manner and contribute to the communities we serve. During 2015, we grew earnings per common share, book value, and tangible book value per share. These results, while buoyed throughout 2015 by the impact of the required purchase accounting treatment related to the acquisition, strengthened our franchise for the future. We were also able to redeem all $16 million of SBLF Preferred Stock from the U.S. Treasury, and by way of the issuance of $10 million of private placement of subordinated debt not dilute our shareholders.

The performance results, as well as the bank’s growth in deposits and loans during 2015, reflects the efforts of all of the employees, Board of Directors, and Advisory Board to ensure that the integration of Riverside was successful. While we have more work to do, we strongly feel that Salisbury is well positioned for the future to continue to build profitability, serve our market areas, and respond to appropriate opportunities to expand our footprint through selective acquisitions and organic growth.”

Net Interest Income

Tax equivalent net interest and dividend income increased $41,000, or 0.5%, versus third quarter 2015 and increased $2.2 million, or 36.4%, versus fourth quarter 2014. Interest income for the fourth quarter 2015 reflects net accretion related to the fair value adjustments of loans acquired in the Riverside Bank acquisition in the amount of $691,000. The third quarter of 2015 included similar adjustments totaling $726,000. For the full year these adjustments totaled $2.7 million. Average total interest bearing deposits decreased $4.4 million versus third quarter 2015 and increased $98.1 million, or 19.9%, versus fourth quarter 2014. Average earning assets increased $10.8 million versus third quarter 2015 and increased $190.3 million, or 29.2%, versus fourth quarter 2014. The tax equivalent net interest margin for fourth quarter 2015 of 3.88% decreased 3 basis points versus third quarter 2015 and increased 20 basis points versus fourth quarter 2014.

Non-Interest Income

Non-interest income for fourth quarter 2015 decreased $22,000 versus third quarter 2015 and increased $168,000 versus fourth quarter 2014. Trust and Wealth Advisory revenues decreased $43,000 versus third quarter 2015 and decreased $31,000 versus fourth quarter 2014. The quarter-over-quarter revenue decrease resulted from decreased estate fees collected, while the year-over-year decrease is attributable to a lower volume of assets under management. Service charges and fees decreased $35,000 versus third quarter 2015, and increased $97,000 versus fourth quarter 2014, mainly due to increased volume due to the Riverside merger. Income from mortgage lending increased $11,000 and $27,000 versus third quarter 2015 and fourth quarter 2014, respectively, primarily due to the increase in loans sold. Mortgage loan sales totaled $2.0 million for fourth quarter 2015, $1.4 million for third quarter 2015 and $0.9 million for fourth quarter 2014. In addition, fourth quarter 2015, third quarter 2015 and fourth quarter 2014 included mortgage servicing amortization expense of $74,000, $85,000 and $83,000, respectively.

Non-Interest Expense

Non-interest expense for fourth quarter 2015 increased $141,000 versus third quarter 2015 and decreased $509,000 versus fourth quarter 2014. Salaries and benefits increased $182,000 versus third quarter 2015, and increased $416,000 versus fourth quarter 2014. The quarter over quarter increase was primarily due to performance related compensation expense. The year-over-year increase reflects higher fourth quarter 2015 salary expense which is offset by fourth quarter 2014 one-time expenses related to termination of the defined benefit pension plan.

Premises and equipment costs decreased $5,000 versus third quarter 2015 and increased $107,000 versus fourth quarter 2014. The increase is due to additional facilities related to the Riverside merger. Data processing expenses decreased $3,000 versus third quarter 2015 and increased $65,000 versus fourth quarter 2014 due to merger related volume of activity.

Professional fees increased $110,000 versus third quarter 2015 and increased $202,000 versus fourth quarter 2014. The increases are related to our document imaging project, additional IT support, and reclassification of trust tax preparation fees to consulting fees. Collections, OREO, and appraisal expense decreased $152,000 versus third quarter 2015, and decreased $187,000 versus fourth quarter 2014, primarily due to a gain on sale of an OREO property. The effective income tax rates for fourth quarter 2015, third quarter 2015 and fourth quarter 2014 were 29.35%, 29.31% and 15.41%, respectively.

Loans

Net loans receivable increased $11.3 million during fourth quarter 2015 to $699.0 million at December 31, 2015, compared with $687.7 million at September 30, 2015, and increased $25.7 million for full year 2015, compared with $673.3 million at December 31, 2014.

Asset Quality

Non-performing assets decreased $0.3 million during fourth quarter 2015 to $16.3 million, or 1.8% of assets at December 31, 2015, from $16.6 million, or 1.8% of assets at September 30, 2015, and increased $5.4 million from $10.9 million, or 1.3% of assets, at December 31, 2014.

On a combined basis, the five largest non-performing loan relationships account for 48% of the non-performing assets while the combined ten largest loan relationships account for 66% of total non-performing assets. Accordingly asset quality issues are confined to a small number of relationships and management does not consider them to be systemic. All of the ten largest non-performing relationships are secured by real estate and seven of these are actively moving through the legal process. Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

The amount of total impaired and potential problem loans decreased to $27.0 million (3.85% of gross loans receivable) during fourth quarter 2015, compared to $31.0 million, or 4.48% of gross loans receivable at September 30, 2015, and decreased from $31.7 million, or 4.67% of gross loans receivable at December 31, 2014. On a combined basis, the five largest impaired loan relationships account for 33% of the balance while the five largest potential problem loan relationships account for 54% of the balance.

Accruing loans receivable 30-to-89 days past due increased $2.0 million during fourth quarter 2015 to $4.5 million, or 0.64% of gross loans receivable, from $2.5 million, or 0.36% of gross loans receivable at September 30, 2015, and decreased $0.4 million versus December 31, 2014.

Provision for loan loss expense was $266,000 for fourth quarter 2015 versus $655,000 in third quarter 2015 and $165,000 for the fourth quarter 2014. The quarter over quarter decline reflects higher third quarter provisions attributable to routine updates to qualitative factors as well as impairment related to acquired loans. Net loan charge-offs (recoveries) were $209,000 for the fourth quarter 2015, $55,000 for third quarter 2015 and $190,000 for fourth quarter 2014, respectively. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.81% for the fourth quarter 2015, versus 0.82% for third second quarter 2015 and 0.79% for fourth quarter 2014.

Capital

Book value and tangible book value per common share increased $0.41 and $0.48, respectively, during fourth quarter 2015, to $33.13 and $27.69, respectively. Tangible book value excludes goodwill and core deposit intangibles.

Shareholders’ equity decreased $14.9 million in fourth quarter 2015 to $90.6 million at December 31, 2015. Contributing to the decrease in shareholders’ equity for fourth quarter 2015 was redemption of $16.0 million of Senior Non-Cumulative Perpetual Preferred Stock issued in conjunction with the Company’s participation in the U.S. Treasury’s SBLF program, a decrease in accumulated other comprehensive income of $0.3 million, and common and preferred stock dividends paid of $0.8 million, partially offset by net income of $2.2 million, and $0.1 million increase in common stock.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At December 31, 2015, Salisbury’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.43%, 13.51%, and 11.17%, respectively. The Bank’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.30%, 12.62%, and 11.77%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively. Risk based capital information for 2015 incorporates the implementation of Basel III.

During fourth quarter 2015, the Company completed an offering of $10 million of unsecured 6.00% fixed-to–floating rate subordinated notes due in 2025. The notes qualify as Tier II capital and are included as such within the Company's total risk-based capital ratio.

The net proceeds of the offering, along with cash on hand, were used during the fourth quarter 2015 to redeem the $16 million of Senior Non-Cumulative Perpetual Preferred Stock issued in conjunction with the Company’s participation in the U.S. Treasury’s SBLF program.

Fourth Quarter 2015 Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at their January 29, 2016 meeting. The dividend will be paid on February 26, 2016 to shareholders of record as of February 12, 2016.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	December 31, 2015	December 31, 2014
ASSETS
Cash and due from banks	$14,891	$13,280
Interest bearing demand deposits with other banks	47,227	22,825
Total cash and cash equivalents	62,118	36,105
Securities
Available-for-sale at fair value	76,694	91,312
Federal Home Loan Bank of Boston stock at cost	3,176	3,515
Loans held-for-sale	763	568
Loans receivable, net (allowance for loan losses: $5,716 and $5,358)	699,018	673,330
Other real estate owned	—	1,002
Bank premises and equipment, net	14,307	14,431
Goodwill	12,552	12,552
Intangible assets (net of accumulated amortization: $2,909 and $2,258)	2,338	2,990
Accrued interest receivable	2,307	2,334
Cash surrender value of life insurance policies	13,685	13,314
Deferred taxes	1,989	2,428
Other assets	2,245	1,546
Total Assets	$891,192	$855,427
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$201,340	$161,386
Demand (interest bearing)	125,465	117,169
Money market	183,783	174,274
Savings and other	119,651	121,387
Certificates of deposit	124,294	141,210
Total deposits	754,533	715,426
Repurchase agreements	3,914	4,163
Federal Home Loan Bank of Boston advances	26,979	28,813
Subordinated Debt(1)	9,764	—
Note payable	376	—
Capital lease liability	422	424
Accrued interest and other liabilities	4,630	4,780
Total Liabilities	800,618	753,606
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	—	16,000
Common stock - $.10 per share par value
Authorized: 5,000,000;
Issued: 2,733,576 and 2,720,766	273	272
Unearned compensation - restricted stock awards	(110)	(313)
Paid-in capital	41,364	41,077
Retained earnings	47,922	42,677
Accumulated other comprehensive income, net	1,125	2,108
Total Shareholders' Equity	90,574	101,821
Total Liabilities and Shareholders' Equity	$891,192	$855,427

(1) Net of issuance costs, which are capitalized and amortized as a component of interest expense over a period of 10 years.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended December 31,	Three months ended		Twelve months ended
(in thousands, except per share amounts)	2015	2014	2015	2014
Interest and dividend income
Interest and fees on loans	$8,025	$5,633	$31,752	$19,616
Interest on debt securities
Taxable	269	331	1,179	1,406
Tax exempt	333	410	1,431	1,704
Other interest and dividends	77	42	209	129
Total interest and dividend income	8,704	6,416	34,571	22,855
Interest expense
Deposits	485	385	1,844	1,465
Repurchase agreements	2	3	7	8
Capital lease	17	18	70	47
Note payable	5	—	6	—
Subordinated Debt	35	—	35	—
Federal Home Loan Bank of Boston advances	232	293	1,064	1,184
Total interest expense	776	699	3,026	2,704
Net interest and dividend income	7,928	5,717	31,545	20,151
Provision for loan losses	266	165	917	1,134
Net interest and dividend income after provision for loan losses	7,662	5,552	30,628	19,017
Non-interest income
Trust and wealth advisory	755	786	3,265	3,295
Service charges and fees	763	665	3,070	2,473
Gains on sales of mortgage loans, net	47	21	274	64
Mortgage servicing, net	16	15	1	94
Gains on securities, net	—	—	192	—
Other	167	92	510	326
Total non-interest income	1,748	1,579	7,312	6,252
Non-interest expense
Salaries	2,781	2,253	10,301	8,029
Employee benefits(1)	848	960	3,729	3,136
Premises and equipment	858	751	3,541	2,831
Data processing	401	336	1,677	1,502
Professional fees	508	306	2,150	1,331
Collections, OREO, and appraisals	(27)	160	505	458
FDIC insurance	164	121	658	461
Marketing and community support	128	41	593	396
Amortization of intangibles	158	97	652	291
Merger and acquisition related expenses	—	1,388	—	1,974
Other	524	439	2,114	1,729
Total non-interest expense	6,343	6,852	25,920	22,138
Income before income taxes	3,067	279	12,020	3,131
Income tax provision	900	43	3,563	610
Net income	$2,167	$236	$8,457	$2,521
Net income available to common shareholders	$2,129	$196	$8,298	$2,355

Basic earnings per common share	$0.78	$0.10	$3.04	$1.32
Diluted earnings per common share	0.77	0.10	3.02	1.32
Common dividends per share	0.28	0.28	1.12	1.12

(1) Includes net defined benefit termination expense of $208,000 in 2014.

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q4 2015	Q3 2015	Q2 2015	Q1 2015	Q4 2014
Total assets	$891,192	$904,233	$860,794	$865,037	$855,427
Loans receivable, net	699,018	687,719	677,726	676,734	673,330
Total securities	79,870	83,886	82,932	84,694	94,827
Deposits	754,533	761,479	720,734	724,910	715,426
FHLBB advances	26,979	26,928	28,033	28,403	28,813
Shareholders’ equity	90,574	105,450	104,104	103,211	101,821
Wealth assets under management	371,012	350,102	374,141	384,574	385,316
Non-performing loans	16,264	16,435	14,728	14,000	9,890
Non-performing assets	16,264	16,602	14,995	14,875	10,892
Accruing loans past due 30-89 days	4,499	2,486	2,799	5,564	4,128
Net interest and dividend income	7,928	7,897	7,793	7,926	5,717
Net interest and dividend income, tax equivalent	8,235	8,194	8,084	8,238	6,038
Provision (benefit) for loan losses	266	655	196	(200)	165
Non-interest income	1,748	1,769	1,900	1,896	1,579
Non-interest expense	6,343	6,202	6,540	6,835	6,852
Income before income taxes	3,068	2,809	2,957	3,187	279
Income tax provision	900	824	885	953	43
Net income	2,167	1,985	2,072	2,234	236
Net income available to common shareholders	2,129	1,945	2,032	2,194	196
Per share data
Basic earnings per common share	$0.78	$0.71	$0.74	$0.81	$0.10
Diluted earnings per common share	0.77	0.71	0.74	0.80	0.10
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	33.13	32.72	32.26	31.96	31.54
Tangible book value per common share - Non-GAAP(1)	27.69	27.21	26.69	26.33	25.84

Common shares outstanding at end of period	2,734	2,734	2,731	2,729	2,721
Weighted average common shares outstanding, to calculate basic earnings per share	2,710	2,708	2,706	2,699	1,977
Weighted average common shares outstanding, to calculate diluted earnings per share	2,727	2,724	2,724	2,716	1,981

Profitability ratios
Net interest margin (tax equivalent)	3.88%	3.91%	4.01%	4.11%	3.68%
Efficiency ratio(2)	63.64	60.40	62.91	65.45	77.84
Non-interest income to operating revenue	18.06	18.25	19.51	17.84	21.65
Effective income tax rate	29.35	29.31	29.96	29.90	15.41
Return on average assets	0.94	0.87	0.94	1.03	0.11
Return on average common shareholders’ equity	9.34	8.64	9.26	10.22	1.18

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.12%	0.03%	0.19%	-0.01%	0.14%
Non-performing loans to loans receivable, gross	2.31	2.37	2.16	2.05	1.46
Accruing loans past due 30-89 days to loans receivable, gross	0.64	0.36	0.41	0.82	0.61
Allowance for loan losses to loans receivable, gross	0.81	0.82	0.74	0.76	0.79
Allowance for loan losses to non-performing loans	35.15	34.43	34.35	37.02	54.18
Non-performing assets to total assets	1.82	1.84	1.74	1.72	1.27

Capital ratios
Common shareholders' equity to assets	10.16%	9.89%	10.24%	10.08%	10.03%
Tangible common shareholders' equity to tangible assets - Non-GAAP(1)	8.64	8.37	8.62	8.45	8.37
Tier 1 leverage capital	8.43	10.31	10.42	10.29	12.31
Total risk-based capital	13.51	13.90	14.22	13.65	14.29
Common equity tier 1 capital	11.17	10.74	11.01	10.50	N/A

(1) Refer to schedule labeled “Supplemental Information - Non-GAAP Financial Measures”.

(2) Calculated using SNL’s (publicly recognized resource of bank data) methodology, as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions, litigation expenses, and one-time pension termination expenses.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2015	Q3 2015	Q2 2015	Q1 2015	Q4 2014
Shareholders' Equity	$90,574	$105,450	$104,104	$103,211	$101,821
Less: Preferred Stock	—	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	90,574	89,450	88,104	87,211	85,821
Less: Goodwill	(12,552)	(12,552)	(12,552)	(12,552)	(12,552)
Less: Intangible assets	(2,338)	(2,496)	(2,657)	(2,821)	(2,990)
Tangible Common Shareholders' Equity	$75,684	$74,402	$72,895	$71,838	$70,279
Total Assets	$891,192	$904,234	$860,794	$865,037	$855,427
Less: Goodwill	(12,552)	(12,552)	(12,552)	(12,552)	(12,552)
Less: Intangible assets	(2,338)	(2,496)	(2,657)	(2,821)	(2,990)
Tangible Total Assets	$876,302	$889,186	$845,585	$849,664	$839,885
Common Shares outstanding	2,734	2,734	2,731	2,729	2,721

Book value per Common Share – GAAP	$33.13	$32.72	$32.26	$31.96	$31.54
Tangible book value per Common Share – Non-GAAP	27.69	27.21	26.69	26.33	25.84

Common Equity to Assets – GAAP	10.16%	9.89%	10.24%	10.08%	10.03%
Tangible Common Equity to Tangible Assets – Non-GAAP	8.64	8.37	8.62	8.45	8.37

Non-interest expense	$6,343	$6,202	$6,571	$6,835	$6,852
Less: Amortization of core deposit intangibles	(158)	(161)	(164)	(169)	(97)
Less: Foreclosed property expense	168	(27)	(131)	(148)	(114)
Less: Strategic initiatives	—	—	—	—	(1,596)
Operating Expenses	$6,353	$6,014	$6,276	$6,518	$5,045
Net interest and dividend income, tax equivalent	$8,235	$8,194	$8,084	$8,238	$6,038
Non-interest income	1,748	1,769	1,900	1,896	1,579
Gains on securities, net	—	(6)	(11)	(175)	—
Operating Revenue	$9,983	$9,957	$9,973	$9,959	$7,617
Efficiency Ratio less strategic initiatives	63.64%	60.40%	62.91%	65.45%	66.19%